Exhibit 99.2


FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


                    LECROY CORPORATION COMPLETES ACQUISITION
                    OF COMPUTER ACCESS TECHNOLOGY CORPORATION

                 Addition of Protocol Testing Solutions Provides
                        Additional Growth Opportunities

CHESTNUT RIDGE, NY, October 29, 2004 - LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes as well as serial data test solutions, today announced that the Company has completed its acquisition of Computer Access Technology Corporation (NASDAQ: CATZ) ("CATC"). The transaction was overwhelmingly approved by the stockholders of CATC at a special meeting held October 27, 2004.

"CATC is an ideal complement to LeCroy's business and provides us with an additional growth engine," said LeCroy President and Chief Executive Officer Tom Reslewic. "CATC's verification systems and connectivity products extend our reach beyond the physical layer to the protocol layer and enable us to capitalize on the increasing demand for serial data test solutions. We look forward to leveraging these new product offerings to create a more dominant and profitable test and measurement company."

Under the terms of the definitive agreement announced on September 2, 2004, LeCroy has acquired all of the outstanding common stock of CATC for $6.00 per share, or approximately $81 million in net cash. In addition, LeCroy has issued stock options to assume CATC's outstanding unvested stock options. The cash-related transaction costs were paid through a combination of the Company's existing cash and $50 million of term debt, which is part of a $75 million credit facility that has been underwritten by The Bank of New York. BNY Capital Markets, Inc., a subsidiary of The Bank of New York Company, Inc., acted as the Company's exclusive financial advisor with respect to the acquisition.

Excluding amortization of acquisition-related intangibles and other transaction-related charges, LeCroy expects the addition of CATC to be accretive to earnings for the third quarter of fiscal 2005 ending March 31, 2005, which will be the first full quarter of combined operations.

CATC President and Chief Executive Officer Carmine Napolitano has joined LeCroy's executive management team as president of the Company's newly formed Serial Data Solutions Division. This division will include all of CATC's Santa Clara operations and key elements of LeCroy's oscilloscope business aimed at serial data test applications.

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About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" -- capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

LeCroy Safe Harbor

This release contains forward-looking statements, including those pertaining to CATC serving as a complement to LeCroy's business, acting as a growth engine for LeCroy, extending LeCroy's reach, capitalizing on the demand for serial data test solutions, providing additional growth opportunities, creating a more dominant and profitable test and measurement company and being accretive to earnings. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, LeCroy's ability to anticipate changes in the market, the availability and timing of funding for LeCroy's current products, the development of future products and LeCroy's ability to use intellectual property and protect its patent portfolios. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business or cause actual results to differ materially are described in LeCroy's reports on file with the SEC, including its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 7, 2004 and subsequent filings which LeCroy may make with the SEC, which can be viewed at the SEC's website at http://www.sec.gov.

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